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                                                                   EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated February 12, 1999, and March 28, 2000, except for paragraph 4 of
Note 10 for which the date is April 12, 2000, relating to the financial statements of Bell Atlantic Paging, Inc. for the year ended December 31, 1998 and Aquis Communications Group, Inc., as of December 31, 1999 and for the two years in the period then ended, which appear in such registration statement. We also consent to this references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
-------------------------------

PricewaterhouseCoopers LLP
New York, New York
June 14, 2001